EX-3(c)

                      CERTIFICATE OF DESIGNATION OF SERIES
                         AND DETERMINATION OF RIGHTS AND
                       PREFERENCES OF SERIES A CONVERTIBLE
                   PREFERRED STOCK OF SIGA TECHNOLOGIES, INC.

      SIGA Technologies, Inc., a Delaware corporation (the "Company"), acting pursuant to ss.151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Convertible Preferred Stock.

      FIRST: The name of the Company is SIGA Technologies, Inc.

      SECOND: By unanimous consent of the Board of Directors of the Company dated June 14, 2001, the following resolutions were duly adopted:

      WHEREAS the Certificate of Incorporation ("Certificate of Incorporation") of the Company authorizes Preferred Stock consisting of 10,000,000 shares, par value $0.0001 per share, issuable from time to time in one or more series; and

      WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article Fourth of the Company's Restated Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

      WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

      NOW, THEREFORE, BE IT RESOLVED that pursuant to Article Fourth of the Certificate of Incorporation there is hereby established a new series of One Million One Hundred Thousand (1,100,000) shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article IV as follows:

      1.    Dividends.

            (a) The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends at the annual rate of 6% of the Original Series A Issue Price (as defined below) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of such shares), payable in cash or, at the option of the Company, in shares of Series A Preferred Stock valued at the Liquidation Amount of such shares. Such dividends shall be payable if, as and when declared by the Company's Board of Directors or upon a liquidation, dissolution or winding up as provided in Section 2, and not otherwise. Such dividends shall accrue on each share of Series A

      Preferred Stock from the date of original issuance of such share, whether or not earned or declared, but shall not compound. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock.

            (b) Each dividend paid in cash shall be mailed to the holders of record of the Series A Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date. Holders of Series A Preferred Stock will receive written notification from the Company or the transfer agent if a dividend is paid in kind, which notification will specify the number of shares of Series A Preferred Stock paid as a dividend and the recipient's aggregate holdings of Series A Preferred Stock as of that dividend payment date and after giving effect to the dividend.

      2. Liquidation, Dissolution or Winding Up: Certain Mergers, Consolidations and Asset Sales.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, by reason of their ownership thereof, but prior and in preference to any payments made to any holders of Common Stock and any other class or series of capital stock of the Company which is junior to the Series A Preferred Stock with respect to rights to receive distributions upon liquidation an amount equal to $1.4375 per share (hereafter, the "Original Series A Issue Price") (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization of such shares), plus any accrued but unpaid dividends thereon (the "Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and any other class or series of capital stock ranking on parity with the Series A Preferred Stock upon the dissolution, liquidation or winding up of the Company, the holders of shares of Common Stock then outstanding shall share ratably in the distribution of the remaining assets and funds of the Company.

            (c) Any merger or consolidation of the Company into or with another Company (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent by voting power of the capital stock of the surviving Company after such merger or consolidation) or the sale of all or substantially all of the assets of the Company, shall be deemed to be a liquidation of the Company, and all consideration payable to the stockholders of the Company (in the case of a merger or consolidation), or all consideration payable to the Company, together with all other available assets of the Company (in the case of an asset sale), shall be distributed to the holders of capital stock of the Company in accordance with Subsections 2(a) and 2(b) above. The Company shall promptly provide to the holders of shares of Series A Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Company as may reasonably be requested by the holders of Series A Preferred Stock. If applicable, the Company shall cause the agreement or plan of merger or consolidation to provide for a rate at which the shares of capital stock of the Company are converted into or exchanged for cash, new securities or other property which gives effect to this provision. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company. Notwithstanding anything to the contrary contained in this paragraph, a holder of Series A Preferred Stock may elect to give effect to the conversion rights contained in Section 4 (or the rights contained in Sections 4(i), if applicable) instead of giving effect to the provisions contained in this subparagraph (c) with respect to the shares of Series A Preferred Stock owned by such holder.

      3.    Voting.

            Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including, without limitation, any matter voted on together with the holders of Common Stock). Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of Series A Preferred Stock and of any other outstanding series of stock shall vote together with the holders of Common Stock as a single class.

      4. Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.4375 by the Series A

      Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be $1.4375. Such Series A Conversion Price and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

      In the event of a liquidation of the Company, the Conversion Right shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock. In the event of liquidation, the Company shall provide to each holder of shares of Series A Preferred Stock at least 20 days prior to the termination of the Conversion Right, notice of such event of liquidation which notice shall include the full amounts that will be distributable on such liquidation, as the case may be.

            (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

            (c) Mechanics of Conversion.

                  (i) In order for a holder of Series A Preferred Stock to
            convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                  (ii) The Company shall at all times when the Series A
            Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

                  (iii) Upon any such conversion, no adjustment to the Series A
            Conversion Price shall be made for accrued or declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                  (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                  (v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

            (d) Adjustments to Conversion Price for Diluting Issues:

                  (i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

                        (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                        (B) "Series A Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

                        (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                        (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the Series A Original Issue Date other than:

                             (I)   Upon conversion of any
                                   Convertible Securities, or
                                   upon exercise of any Options
                                   and shares of Common Stock
                                   issued or issuable upon
                                   conversion of shares of Series
                                   A Preferred Stock.

                             (II)  shares issued as a dividend or
                                   distribution on the Series A
                                   Preferred Stock;

                             (III) shares issued by reason of a
                                   dividend, stock split,
                                   split-up or other distribution
                                   on shares of Common Stock that
                                   is covered by Subsection 4(e)
                                   or 4(f) of Sections B or C
                                   hereof; or

                             (IV)  in consideration for the
                                   acquisition (whether by merger
                                   or otherwise) by the Company
                                   of all or substantially all of
                                   the capital stock or assets of
                                   any other entity, or
                                   securities issued in
                                   consideration of any
                                   licensing, corporate
                                   partnering or strategic
                                   alliance transaction.

                  (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the Series A Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Company receives written notice from the holders of at least fifty percent of the then outstanding shares of Series A Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                  (iii) Adjustment of Conversion Price Upon Issuance of
            Additional Shares of Common Stock. In the event the Company shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price by a fraction, (A) the numerator of which shall be (1)
the
            number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 4(d)(iii), all shares of Common Stock issuable upon conversion of Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding.

                  (iv) Determination of Consideration. For purposes of this
            Subsection 4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  Cash and Property: Such consideration shall:

                        (I) insofar as it consists of cash, be computed at the
                  aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest;

                        (II) insofar as it consists of property other than cash,
                  be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (III) in the event Additional Shares of Common Stock are
                  issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                  (v) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Series A Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

      (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

      (f) Adjustment for Certain Dividends and Distributions. In the event that the Company at any time, or from time to time after the Series A Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

            (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

      (g) Adjustments for Other Dividends and Distributions. In the event that the Company at any time or from time to time after the Series A Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

      (h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

      (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another Company, or the sale of all or a significant amount of the assets of the Company to another Company (other than a consolidation, merger or sale which is covered by Subsection 2(b)), each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this
      Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Series A Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 4 (or the rights contained in Sections 2(c), if applicable) instead of giving effect to the provisions contained in this paragraph (i) with respect to the shares of Series A Preferred Stock owned by such holder.

      (j) No Impairment. The Company will not, by amendment of its Certificate of of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4, and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

      (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth
      (i) such adjustments and readjustments, (ii) the Series A Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

      (l) Notice of Record Date. In the event:

            (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

            (ii) that the Company subdivides or combines its outstanding shares of Common Stock;

            (iii) of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another Company, or of the sale of all or a significant amount of the assets of the Company; or

            (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                  (A) the record date of such dividend, distribution,
            subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                  (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

      5. Mandatory Conversion.

            (a) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Price at any time upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding (the date of such closing or consent, the "Mandatory Conversion Date").

            (b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock, at such holder's address last shown on the records of the transfer agent for such Series A Preferred Stock (or the records of the Company, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock have been converted, and, in each case, payment of any declared or accrued but unpaid dividends thereon. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Company shall issue and deliver to such holder, or on their written order, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

            (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled, and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

      IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Executive Officer and attested to by its Secretary this 27th day of June 2001.

                                                     SIGA TECHNOLOGIES, INC.


                                                     By:
                                                          ----------------------
                                                           Name:
                                                           Title:

ATTEST:

----------------------
Name:
Title:  Secretary